Exhibit 99.2

Anthera Pharmaceuticals Announces Pricing of Public Offering of Common Stock

HAYWARD, Calif., July 9, 2015 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today announced the pricing of an underwritten public offering of 3,333,334 shares of its common stock, offered at a price of $7.50 per share. The Company estimates that the gross proceeds from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Anthera, will be approximately $25.0 million. The offering is expected to close on or about July 14, 2015, subject to customary closing conditions. In addition, Anthera has granted the underwriters a 30-day option to purchase up to an additional 500,000 shares of common stock. The Company intends to use the net proceeds from the offering for clinical research and development and general corporate purposes.

Citigroup Global Markets Inc. and Piper Jaffray & Co. are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey, Inc. is acting as co-manager.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 800-831-9146 or by email at prospectus@citi.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on advancing the development and commercialization of innovative medicines that benefit patients with unmet medical needs.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about Anthera’s expectations with respect to its public offering, including statements about its intended use of proceeds from the offering. Such statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera’s public filings with the SEC, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.